1.

SHARE PURCHASE AGREEMENT
relating to
Direct Conversion AB (publ)

Dated 21 March, 2019

CONTENTS
1.	DEFINITIONS AND INTERPRETATION	0
2.	SALE AND PURCHASE	7
3.	CONSIDERATION	7
4.	CONDITIONS	10
5.	COMPLETION	11
6.	WARRANTIES OF SELLERS	13
7.	PURCHASER WARANTIES	22
8.	COVENANTS	22
9.	INDEMNIFICATION	25
10.	SPECIFIC INDEMNITY BY THE SELLERS	28
11.	THIRD PARTY CLAIMS AND RECVERY	29
12.	SETTLEMENT OF CLAIMS	29
13.	CONFIDENTIALITY	30
14.	ANNOUNCEMENTS	30
15.	SELLERS' REPRESENTATIVE	31
16.	COSTS AND EXPENSES	31
17	ENTIRE AGREEMENT	31
18.	AMENDMENS AND WAIVERS	31
19.	NOTICES	31
20.	ASSIGNMENTS	32
21.	PARTIAL INVALIDITY	32
22.	GOVERNING LAW AND DISPUTES	33

Appendix A        (Sellers Details, Shares and Pro Rata Shares)
Appendix B         (Subsidiaries and ownership of the subsidiaries)
Appendix 1.1        (Operating Leases)
Appendix 1.1(i)     (Management Incentive Agreement)
Appendix 3.4(a)    (Form of Completion Statements)
Appendix 3.7        (Accredited Investor Questionnaire)
Appendix 4.1(c)    (Information Request)
Appendix 4.1(d)     (Material Agreements)
Appendix 6.1         (Data room documents)
Appendix 6.5(c)    (Share Registry)
Appendix 6.7(a)     (Accounts)
Appendix 6.7(l)     (Loans or other financial facilities available to the group companies)
Appendix 6.10(a)     (Intellectual Property Rights)
Appendix 6.11(a)     (Insurance)
Appendix 6.13(d)    (Software and licences)
Appendix 6.15(a)     (Lease Agreements)
Appendix 6.18(a)    (Litigation)
Appendix 6.22        (Brokers)

This Share Purchase Agreement (this “Agreement”) is made effective as of 21 March 2019 between:

(1)	the shareholders of the Company whose names and personal identity number or company registration number, as applicable, are set forth in Appendix A (“Sellers”);

(2)
Varex Imaging Investments B.V., a company organised under the laws of the Netherlands with registered number 09198892 and having its registered address at Postbus 44 7090AA Dinxperlo, Netherlands (“Purchaser”); and

(3)	Varex Imaging Corporation, a company organised under the laws of Delaware, U.S.A. and having its principal business address at 1678 S. Pioneer Road, Salt Lake City, Utah 84104, U.S.A. (“Parent”).
together the “Parties” and each individually a “Party”.
BACKGROUND:

A
Direct Conversion AB (publ) is a company organised under the laws of Sweden with registered number 556542-8918 and having its registered address at Svärdvägen 23, 182 33 Danderyd (“Company”). The Company has a share capital of SEK 81,512,260 divided into 16,302,452 shares.

B	Sellers are the owners and registered holders of the number of shares in the Company as set forth in Appendix A, representing 95.31 percent of the shares on a fully diluted basis (“Shares”).

C	As per the Signing Date, the Company owns the Visuray Shares.

D
In addition to Sellers, the Company has a number of minority shareholders. Sellers and Purchaser intend to jointly approach the minority shareholders to encourage such minority shareholders to sell their interest in the Company on the terms of a simplified share purchase agreement in the form agreed to between Purchaser and Sellers’ Representative.

E
The Company is, directly or indirectly, the owner of the Subsidiaries set out in Appendix B and is, together with the Subsidiaries, primarily engaged in the development and manufacturing of digital X-ray imaging for medical, dental and industrial markets (the “Business”).

F	Sellers have agreed to sell and Purchaser has agreed to purchase the Shares on the terms and conditions set forth in this agreement.
IT IS AGREED:

1.	Definitions and Interpretation

1.1	Definitions
In this agreement the following terms have the following meanings:
“Accounting Expert” means KPMG, or if such accounting firm is unable or unwilling to serve as the Accounting Expert, such internationally recognized accounting firm to be agreed upon by Purchaser and Sellers’ Representative;
“Accounting Principles” means:
(a)the accounting policies, principles, estimation techniques, measurement bases, practices and procedures used by the Group Companies in the preparation of the Accounts on a consistent basis, to the extent not inconsistent with accounting standards detailed in paragraph (b); and
(b)to the extent not covered by paragraph (a) International Financial Reporting Standards as adopted by the EU, Interpretations issued by the International Financial Reporting Interpretations Committee which have been confirmed by the International Accounting Standards Board and other generally accepted accounting principles and practices in Sweden in force and mandatory at the Accounts Date;
“Accounts” means the statutory consolidated audited annual accounts of the Company (including balance sheet, profit and loss account, cash flow statement, notes and management report (Sw. förvaltningsberättelse)), the statutory audited annual accounts of each of the Group Companies (including balance sheet, profit and loss account, cash flow statement, notes and management report (Sw. förvaltningsberättelse)) and statements from the auditor of the respective Group Companies for the financial year ended on the Accounts Date, attached as appendix 6.7(a);
“Accounts Date” means 31 December, 2018;
“Adjustment Date” means the earliest of:
(a)the date of agreement between Sellers and Purchaser on the Completion Statements;
(b)the day Sellers pursuant to clause 3.4(c) shall be deemed to have finally and irrevocably accepted the Completion Statements; or
(c)if Sellers have raised objections to the Completion Statements, the first Business Day following the date on which a dispute in relation to them has been finally resolved, either by agreement between Sellers and Purchaser or by the Accounting Expert pursuant to clause 3.5;
“Adjustment Statement” has the meaning set forth in clause 3.4(b);
“Affiliate”, in relation to a company, means any other company directly or indirectly controlling, controlled by or under common control with such company, and “control” for these purposes means:
(a)holding the majority of the voting rights or share capital of such company; or
(b)otherwise having the power to direct the management and policies of such company;
“Agreement” has the meaning set forth in the preamble;
“Arbitration Rules” means the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce;
“Bank” means DNB Bank ASA, Sweden Branch;
“Bring Down of Disclosure” means a review of the Warranties given at Completion by Sellers and the Key Persons, immediately prior to Completion in order to identify any facts or circumstances which constitute a breach under the Warranties;
“Business” has the meaning set forth in the preamble;
“Business Day” means a day when banks are open for general banking business in Sweden;
“Business Warranties” means all Warranties except the Fundamental Warranties;
“Cash” means the aggregate amount of cash (including cash in hand, in transit and at bank, together with accrued interest) held by or on behalf of all Group Companies, not included in Working Capital and also subtracting out any outstanding checks, as at close of business on the Completion Date as calculated by aggregating, without duplication, all line items marked with “C” in the Form of Completion Statement;
“Cash Consideration” has the meaning set forth in clause 3.1(b)(i);
“Claim” means any bona fide claim made by a Party in respect of a Loss;
“Company” has the meaning set forth in the preamble;

“Completion” means the completion of the Transaction contemplated by this agreement;
“Completion Date” means the date on which Completion takes place in accordance with the provisions of this agreement;
“Completion Statements” means a consolidated balance sheet as of and per the Completion Date, setting forth the assets and liabilities of the Group Companies (where no item included in Working Capital shall be taken into account in Cash or Debt and vice versa), such balance sheet to be prepared in accordance with the Form of Completion Statements and by using the applicable Accounting Principles, which for the avoidance of doubt excludes the application of IFRS 16 which entered into effect on 1 January 2019;
“Consideration” means the purchase price for the Shares calculated in accordance with clause 3.1(a);
“Confidential Information” means any information of any kind or nature whatsoever, whether written or oral, including, without limitation, this agreement and financial information, trade secrets, customer lists and other information, regarding Purchaser, Sellers or any of the Group Companies which is not known to the general public;
“Covenants” means the covenants of Sellers set forth in clause 8 and “Covenant” means any of them;
“Data Room Documents” means the information and documents contained in the electronic data room maintained by Firmex in relation to the Group Companies and their respective businesses and assets as listed in appendix 6.1;
“Debt” means the aggregate amount (expressed as a positive number) of all borrowings and indebtedness in the nature of borrowings of all Group Companies (other than between Group Companies), not included in Working Capital, as at close of business on the Completion Date, including:
(a)loans and bank overdrafts;
(b)liabilities under acceptances of trade bills (other than in respect of purchases in the ordinary course of business) and acceptance credits;
(c)liabilities under any bond, note, loan stock, debenture or other similar instrument or security;
(d)liabilities under finance or equivalent leases (however excluding the operating leases set forth on Appendix 1.1), hire purchase agreements and conditional sale agreements;
(e)liabilities under factoring arrangements;
(f)amounts raised by any other transactions having the commercial effect of borrowings;
(g)outstanding deferred consideration;
(h)liabilities under any currency or interest swap or other interest or currency protection, hedging or financial futures transaction or arrangement;
(i)liabilities under any guarantee of, or indemnity against financial Loss in respect of, any obligation of another person (other than another Group Company);
(j)liabilities in relation to any letter of credit, bond or guarantee given by a third party in relation to any obligation and/or liability of any Group Company;
(k)accrued interest, charges and costs relating to any of the above items (including those relating to early repayment, discharge or termination on or around Completion); and
(l)corporation tax liabilities relating to any period before Completion;

as calculated by aggregating, without duplication, all line items marked with “D” in the Form of Completion Statements;
“Due Diligence” has the meaning set forth in clause 6.1;
“Encumbrance” means an option, lien, mortgage, claim, or any other encumbrance, including any obligation to create any of them;
“Estimated Cash”, “Estimated Debt” and “Estimated Working Capital” each have the meaning given in clause 3.2;
“Estimated Cash Consideration” has the meaning set forth in clause 3.3(a);
“Form of Completion Statements” means the format for a completion statement set forth in appendix 3.4(a);
“Fundamental Warranties” means Warranties set forth in clauses 6.3 to 6.6 and 6.22;
“Group Company” means the Company or any of the Subsidiaries and “Group Companies” means the Company and the Subsidiaries, collectively;
“Indemnified Party” means Purchaser Indemnitees in the case of a Claim by Purchaser Indemnitees or Seller Indemnitees in the case of a Claim by Seller Indemnitees;
“Indemnifying Party” means Sellers in the case of a Claim by Purchaser Indemnitees or Purchaser in the case of a Claim by Seller Indemnitees;
“Intellectual Property” means inventions and discoveries, whether patentable or not, patents, designs, trademarks, copyrights (including copyrights in software) Internet domain names, trade names, brand names, logos, trade secrets and confidential and proprietary information and know-how and all materials (whether stored digitally or otherwise), including, but not limited to, software, programs, scripts, applications, source code and object code, comments to the source or object code, specifications, documents, abstracts and summaries of them and any and all other intellectual, intangible and proprietary rights of a similar kind, whether registered or not, including registrations of such rights and pending applications for the registration of them including without limitation the intellectual property rights listed in appendix 6.10(a);
“Insurer” means the insurer providing the R&W Policy;
“Key Persons” means the following individuals: Pasi Laukka, Rasmus Ljungwe, Christer Ullberg, Spencer Gunn and Alex Stewart, each individually a “Key Person”;
“Longstop Time” means 5:00 pm CET on 30 April 2019, or such other time and date as may be agreed in writing between Sellers and Purchaser;
“Loss” means any direct or reasonably foreseeable indirect loss (however excluding any loss of profit), claim, damage, interest, penalties, fines, costs or expense (including reasonable legal fees, but excluding any punitive damages) and the cost of enforcing any right to indemnification hereunder;
“Management Incentive Agreement” means an agreement attached to this Agreement as Appendix 1.1(i), to be entered into between Purchaser and certain members of Company management as well as consultants in a form agreed to by the parties thereto;
“Material Adverse Effect” means a material adverse effect on the condition of the business assets or results of operations of any Group Company taken as a whole, except any such effect resulting from or arising in connection with:
(a)this agreement or any transactions contemplated hereby or the announcement hereof;
(b)change or conditions affecting the industry generally; or

(c)changes in economic, regulatory or political conditions generally;
“Material Agreements” means each agreement and other undertaking by or to any of the Group Companies, the value of which, in respect of total turnover during one (1) year, is not less than EUR 100,000 or which involves financial or guarantee commitments of the Group Companies in excess of EUR 50,000, or which contains undertakings or provisions that restrict the ability or right of any of the Group Companies to engage in any business or compete with any person, or which has not been entered into in the ordinary course of the Business or which is otherwise of material importance to any of the Group Companies or the Business and are listed in appendix 4.1(d);
“Minority Owners” means such owners of the Company not being Sellers on the Signing Date and not parties to this Agreement;
“Ordinary Course of Business” means the carrying on by any Group Company of the Business in the ordinary course (as conducted prior to the Signing Date on a going concern basis and in each case, in accordance with past practices and always in accordance with generally accepted principles and sound business practice);
“Parent” has the meaning set forth in the preamble;
“Parties” or “Party” have the meanings set forth in the preamble;
“Purchaser Indemnitees” has the meaning set forth in clause 10.1;
“R&W Insurance” means a representations and warranties insurance provided by the Insurer in accordance with the R&W Policy;
“R&W Policy” means a policy of insurance entered into between Purchaser and the Insurer which, in accordance with its terms, will provide warranty insurance coverage in respect of the Business Warranties;
“SCC” has the meaning set forth in clause 22.2;
“SEK” means the currency Swedish kronor;
“Sellers” has the meaning set forth in the preamble;
“Sellers’ Knowledge” means the actual knowledge of any Seller and any Key Person after reasonable inquiry and investigation;
“Sellers’ Representative” means Jean-Philippe Flament;
“Share Percentage” has the meaning set forth in clause 3.1(b)(ii);
“Signing Date” means the date of this Agreement;
“Statutory Books” means the shareholders' register and minutes from shareholders' meetings and board meetings;
“Stock Based Consideration” has the meaning set forth in clause 3.1(b)(iii);
“Subsidiaries” means those companies set forth in Appendix B and “Subsidiary” means any of them;
“Surviving Sections” means clauses 1, 4, 13, 14, 15, 17, 18, 19, 20, 21 and 22;
“Target Working Capital” means EUR 3,801,785;
“Taxes” means all forms of current and deferred, national, provincial and municipal taxation, levies, imposts and social security charges, including without limitation corporate income taxes, wage withholding taxes, social security contributions, value added tax, customs and excise duties, capital tax and legal transaction taxes, withholding taxes relating to dividends, interest and royalty withholding tax, real estate taxes, business activity tax, municipal taxes, environmental taxes and duties and any other type of taxes in any relevant jurisdiction, as well as any surcharge, penalties and interest relating to them;
“Tax Warranties” means the Warranties set forth in clause 6.16;
“Third Party Claim” means any claim by a third party (including tax and other authorities) against any Group Company;
“Transaction Account” means an account opened by the Purchaser with the Bank for transfer of the Cash Consideration to Sellers;
“Transaction Documents” means this Agreement, the Management Incentive Agreement, the certificates and other documents to be delivered pursuant to clause 6 of this Agreement;
“Transaction Expenses” means all fees and expenses incurred by the Company or Sellers at or prior to Completion in connection with the preparation, negotiation and execution of the Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including, but not limited to, any legal, broker or banker fees and expenses;
“Transactions” means the transactions contemplated by this Agreement;
“Visuray” means Visuray Plc, a Maltese company, with company registration number C 52301;
“Visuray Loan” means the EUR 600,000 draw down facility (of which EUR 535,000 have been drawn down) owed by Visuray to the Company;
“Visuray Shares” means the Company’s holding of 1,150,000 shares in Visuray;
“Warranties” means the warranties (Sw. garantier) of Sellers set forth in clause 6; and
“Working Capital” means:
(a)accounts receivables and inventory; minus
(b)accounts payables; plus/minus
(c)net Value Added Taxes (VAT);
as at close of business on the Completion Date as calculated by aggregating, without duplication, all line items in the Form of Completion Statements marked with “WC+” and by subtracting, without duplication, all line items marked with “WC-” in the Form of Completion Statements.

1.2    Interpretation
In this agreement, unless the context requires otherwise:

(a)	any references to the Parties mean the Parties to this agreement from time to time and include their respective successors in title, permitted assignees, estates and legal representatives;

(b)
a person being “controlled” (including the terms “control”, “controlling”, “controlled by” and “under common control with” and the like) means the possession, direct or indirect, of the power of another person to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise;

(c)
the index and the headings to clauses and paragraphs of this Agreement are for information only and shall not form part of the operative provisions of, and shall be ignored in construing, this Agreement;

(d)	unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(e)	a reference in this Agreement to a statute or any provision of it shall refer also to that statute or provision as amended or re-enacted;

(f)	a reference to a clause or an appendix is a reference to a clause of, or an appendix to, this Agreement; and

(g)	the background in and appendices to this Agreement form part of the operative provisions of this Agreement and references to this Agreement shall include references to such background and appendices.
2.     SALE AND PURCHASE

19.1	Subject to the terms of this Agreement, Sellers shall sell and Purchaser shall purchase the Shares on and with effect from Completion.

19.2
The Shares shall be sold free from all Encumbrances and together with all rights of any nature attached or accruing to them on or after Completion (including the right to receive all dividends and distributions declared, paid or made by the Company on or after the Completion Date).

3.    CONSIDERATION
3.1    Amount

(a)	The purchase price payable by Purchaser for the Shares shall be determined as follows:
Share Percentage x (Cash Consideration + Stock Based Consideration) = the purchase price for the Shares (the “Consideration”)

(b)	The below terms shall have the following definitions:

(i)	“Cash Consideration” means:

(A)	EUR 65,200,000;

(B)	plus the Cash;

(C)	less the Debt;

(D)	plus the amount of any excess in the Working Capital above the Target Working Capital or less the amount of any shortfall in the Working Capital below the Target Working Capital, as the case may be;

(E)	plus the purchase price for the Visuray Shares (to the extent not already included in the Cash); and

(F)	plus EUR 550,000, which represents a credit for previously incurred research and development cost.

(ii)	“Share Percentage” means 95.31 percent which is equal to the aggregate number of the Shares divided by 100 percent of the outstanding shares of the Company; and

(iii)
“Stock Based Consideration” means the right to receive, on the first anniversary of the Completion Date, the number of shares of Parent’s common stock equal to EUR 10,000,000 divided by the closing price of Parent’s common stock traded on the NASDAQ global select market on the last trading day immediately prior to the Completion Date.

3.2    Determination of Estimated Cash Consideration
Working together from the Signing Date, Purchaser and Sellers’ Representative shall jointly determine reasonable estimates of the Cash, the Debt and the Working Capital (“Estimated Cash”, “Estimated Debt”

and “Estimated Working Capital” respectively). If Purchaser and Seller do not agree on reasonable estimates by a date that is three (3) Business Days before the Completion Date, the estimates for Estimated Cash, Estimated Debt and Estimated Working Capital shall be based on (a) those items Purchaser and Sellers’ Representative have agreed upon and (b) with respect to those items that Purchaser and Sellers’ Representative have not agreed upon, if any, Sellers’ good faith reasonable estimate of such items.
3.3    Consideration paid on the Completion Date

(a)	Purchaser shall pay the following amount to Sellers on the Completion Date (“Estimated Cash Consideration”):
the Share Percentage multiplied by the sum of:

(i)	EUR 65,200,000;

(ii)	plus the Estimated Cash;

(iii)	less the Estimated Debt;

(iv)
plus the amount of any excess in the Estimated Working Capital above the Target Working Capital or less the amount of any shortfall in the Estimated Working Capital below the Target Working Capital, as the case may be;

(v)	plus the purchase price for the Visuray Shares (to the extent not already included in the Cash); and

(vi)	plus EUR 550,000, which represents a credit for previously incurred research and development cost.

(b)
Unpaid Transaction Expenses shall be deducted from the Consideration. On the Completion Date, such Unpaid Transaction Expenses will be paid from the Consideration directly to the applicable party as set forth in a funds flow memorandum to be prepared by Purchaser and Sellers prior to Completion. The Estimated Cash Consideration (less unpaid Transaction Expenses) shall, no later than on the Completion Date, be paid in EUR by Purchaser to the Transaction Account for settlement in accordance with section 5.2(a)(i)(A).

3.4    Completion Statements

(a)	Within 40 Business Days following the Completion Date, Purchaser shall provide Sellers with draft Completion Statements in the format as set forth in the Form of Completion Statements.

(b)
Sellers may, within 20 Business Days from receipt of the draft Completion Statements, submit to Purchaser a written statement setting forth those items and amounts in the draft Completion Statements with which the Sellers’ Representative disagrees, the reasons for such disagreement and details of its proposed adjustments to the draft Completion Statements (“Adjustment Statement”).

(c)
In the event that Sellers do not deliver to Purchaser the Adjustment Statement pursuant to, and within the period set forth in clause 3.4(b), Sellers shall be deemed to have finally and irrevocably accepted the draft Completion Statements and they shall constitute the agreed Completion Statements.

3.5    Disputes in relation to the Completion Statements

(a)	Any dispute relating to or arising out of clause 3.4 shall be resolved in the following manner:

(i)
Sellers and Purchaser shall attempt to resolve the dispute and agree the Completion Statements within 20 Business Days of receipt by Purchaser of the Adjustment Statement (or such longer period as may be agreed in writing between Sellers and Purchaser); and

(ii)
if Sellers and Purchaser have not resolved the dispute within the period specified in clause 3.5(a)(i), the matter shall, upon request by either Sellers or Purchaser, be referred to expert determination with the Accounting Expert, who shall give its determination to Sellers and Purchaser in a written report in English as to what adjustments, if any, are required to the draft Completion Statements in respect of each disputed amount and item, such determination to be given within 40 Business Days of his receipt of all relevant information relating to the disputed amounts and items.

(b)
The Accounting Expert shall consider only those amounts and items as to which the Sellers’ Representative has disagreed pursuant to clause 3.4(b) and which have not been resolved by the Sellers’ Representative and Purchaser pursuant to clause 3.5(a)(i) and the decision of the Accounting Expert shall in no event go beyond any of the disagreements of and the calculations made by the Sellers’ Representative or Purchaser pursuant to clause 3.4. The Accounting Expert may not award damages or penalties to any Party with respect to any matter.

(c)
The Accounting Expert shall be jointly appointed by Purchaser and Sellers and shall act in its capacity as an expert and not as an arbitrator. The decision of the Accounting Expert shall be final and binding upon the Parties.

(d)
For the avoidance of doubt, Sellers will be represented by Sellers’ Representative in all measures that will be taken in accordance with this clause and Sellers are bound by all actions taken by Sellers' Representative hereunder.

(e)
Each Party shall bear the fees, costs and expenses of its own accountants and shall share the fees and expenses of the Accounting Expert in proportion to which their respective calculations deviates from the Accounting Expert's final calculation of the disputed mounts.

3.6    Adjusting payment
Within ten (10) Business Days of the Adjustment Date:

(a)	if the Cash Consideration exceeds the Estimated Cash Consideration, Purchaser shall pay the difference to the Transaction Account and instruct the Bank to distribute the difference to Sellers; or

(b)
if the Cash Consideration is less than the Estimated Cash Consideration, Purchaser shall deduct the difference from the Stock Based Consideration and shall provide Sellers’ representative with a letter notifying Sellers of such deduction.

3.7    Payment of Stock Based Consideration
Subject to any amounts deducted for (a) adjustments under clause 3.6 and (b) Claims for indemnification under clause 9, on the first anniversary of the Completion Date, Purchaser shall deliver the Stock Based Consideration to the Sellers. In the event that the Purchaser is not, despite its reasonable endeavours, successful in transferring the Stock Based Consideration to the Sellers, the Purchaser shall instead deliver the Stock Based Consideration to the Sellers’ Representative (which shall in turn deliver the Stock Based Consideration to the Sellers). In relation to Sellers selling less than 200,000 shares in the Company, Purchaser shall pay the Stock Based Consideration in an equivalent amount in cash, unless the Seller in question and Purchaser agree otherwise. In relation to Sellers selling 200,000 shares or more in the Company, Purchaser shall pay the Stock Based Consideration in Parent common stock, unless the Seller in question and Purchaser agree otherwise. To facilitate the issuance of the Stock Based Consideration, prior to Closing, each Seller shall deliver a completed questionnaire in the form attached hereto as Appendix 3.7 (Accredited Investor Questionnaire). Purchaser may elect, in relation to Sellers which shall receive the Stock Based Consideration in Parent common stock, but have not delivered said questionnaire (completed) to the Purchaser, to pay the Stock Based Consideration in an equivalent amount in cash.
4.    CONDITIONS

4.1	Conditions Precedent to Purchaser's obligations
The obligation of Purchaser to complete the Transaction shall be subject to the satisfaction or the waiver by the Purchaser of the following conditions precedent:

(a)
shareholders of the Company holding more than 90 percent of the shares in the Company (on a fully diluted basis) having entered into (i) this Agreement as Sellers or (ii) a simplified share purchase agreement according to which they will sell their shares in the Company to the Purchaser as of the Completion Date;

(b)
the Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto (other than Purchaser) and true and complete copies shall have been delivered to Purchaser;

(c)	Sellers have no later than five (5) Business Days prior to Completion Date delivered to the Bank information requested in Appendix 4.1(c) (Information Request);

(d)
any and all required consents under any of the Material Agreements to the change of control or change of management of any of the Group Companies having been obtained on terms and conditions acceptable to Purchaser, in its sole discretion;

(e)	the non-existence of a breach of the Warranties and the Covenants as of the Completion Date which constitutes, or which may give rise to, Loss in an amount equal to not less than EUR 100,000;

(f)	there is not appearing or occurring any Material Adverse Effect during the period between the Signing Date and the Completion Date;

(g)
the board of directors has given the shareholders of the Company notice of a shareholders' meeting to be held on the Completion Date, at which meeting new board members selected by Purchaser shall be appointed;

(h)	the receipt of all necessary approvals and clearances in respect to the Transaction from the German competition authority (De. Bundeskartellamt);

(i)	the Company shall divest the Visuray Shares no later than on the Completion Date; and

(j)
no governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

4.2	Conditions Precedent to Sellers’ obligations
The obligation of Sellers to complete the Transaction shall be subject to the satisfaction or the waiver by Sellers’ Representative of the following conditions precedent:

(a)
the Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto (other than Sellers) and true and complete copies shall have been delivered to Sellers;

(b)	the Bank has issued transfer notes to the Sellers with trade date as per Completion Date;

(c)
the non-existence of a breach of warranties and the covenants of Purchaser as of the Completion Date which constitutes, or which may give rise to, a Loss in an amount equal to not less than EUR 100,000;

(d)	the receipt of all necessary approvals and clearances in respect to the Transaction from the German competition authority (De. Bundeskartellamt);

(e)	there not appearing or occurring any Material Adverse Effect during the period between the Signing Date and the Completion Date; and

(f)
no governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

4.3	Non-fulfilment

(a)
In the event that the conditions set forth in clause 4.1 have not been fulfilled on or before the Longstop Time (unless such non-fulfilment is due primarily to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions contained in this Agreement), Purchaser shall be entitled, in its sole discretion, to terminate this Agreement in writing, and Sellers shall not be entitled to any compensation of any kind due to such termination. Such termination shall not affect the Surviving Sections, which shall survive.

(b)
In the event that the conditions set forth in clause 4.2 have not been fulfilled on or before the Longstop Time (unless such non-fulfilment is due primarily to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions contained in this Agreement), Sellers shall be entitled, in their sole discretion, to terminate this Agreement in writing, and Purchaser shall not be entitled to any compensation of any kind due to such termination. Such termination shall not affect the Surviving Sections, which shall survive.

5.    Completion

5.1	Completion arrangements
Completion of the sale and purchase of the Shares shall take place at the offices of DLA Piper Sweden KB at 10:00 am, on the date that is no later than one Business Day after the last of the conditions to Completion set forth in clause 4 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Completion Date) or at such other place as may be agreed in writing between Purchaser and the Sellers’ Representative.

5.2	Completion actions

(a)
On Completion the following events shall take place in the following order (but shall be deemed to have taken place simultaneously), and Completion shall not be deemed to have occurred until and unless all of the actions to occur on the Completion pursuant to this clause 5.2 have been performed or the performance thereof have been waived by the appropriate Party:

(i)	Purchaser shall:

(A)
pay (less unpaid Transaction Expenses) the Estimated Cash Consideration by wire transfer of immediately available funds to the Transaction Account and instruct the Bank to distribute the Estimated Cash Consideration to Sellers (through standard DVP settlement);

(B)	pay the Transaction Expenses in accordance with the funds flow memorandum to be prepared by Purchaser and Sellers prior to Completion; and

(C)	deliver to Sellers’ Representative the Transaction Documents (other than this Agreement) fully executed by Purchaser.

(ii)	Sellers shall:

(A)	present evidence satisfactory to Purchaser that the conditions set forth in clause 4.1(a)-4.1(i) have been fulfilled;

(B)
present evidence that Sellers have instructed Sellers' banks to transfer the Shares as per Completion Date in accordance with the transfer notes issued by the Bank and sent to the Sellers prior to Completion;

(C)	deliver to Purchaser the Transaction Documents (other than this Agreement) fully executed by the parties thereto, other than Purchaser;

(D)	present resignations for each director or deputy director of each Group Company as well as confirmations by each retiring director or deputy director of each Group Company, that none of them has any claim against any Group Company in such capacity other than any fees or reimbursement in the ordinary course of such assignment and as specified in the confirmation;

(E)	Sellers shall deliver to Purchaser the results (in writing) of the Bring Down Disclosure;

(F)
if requested by Purchaser, cause the Group Companies to issue powers of attorney, enabling the persons appointed by Purchaser to sign for and on behalf of the Group Companies until new signatories have been duly registered (to the extent requested by Purchaser and necessary under applicable laws in order for such persons to represent the Group Companies); and

(G)
hold a shareholders' meeting of the Company at which new board members selected by Purchaser shall be appointed and, unless not already divested, the divestment of the Visuray Shares shall be approved.

5.3	Non-compliance
If, on the Completion Date, any Party does not comply with its obligations under clause 5.2 in any material respect, then Sellers (in the case of Purchaser's non-compliance) or Purchaser (in the case of Sellers' non-compliance) may by notice to the other:

(a)
terminate this Agreement, which, however, shall not prejudice such Party's right to indemnification with respect to the defaults which have occurred and shall not affect the Surviving Sections, which shall survive such termination;

(b)	effect the Completion so far as is practicable which, however, shall not prejudice such Party's right to indemnification with respect to the defaults which have occurred; or

(c)
specify a new date for the Completion, which shall be a Business Day no more than 20 Business Days after the original Completion Date, in which case the provisions of this clause 5.3 (except for this clause 5.3(c)) shall apply to the Completion so deferred.

5.4	Effect of termination
If this Agreement is terminated pursuant to clause 5.3(a), then each Party's further rights, obligations and liabilities under this Agreement shall cease immediately on termination, except for:

(a)	each Party's accrued rights (including the right to claim any remedy for breach or non‑performance), obligations and liabilities as at the date of termination; and

(b)	each Party's continuing rights, obligations and liabilities under this clause 5.4 and the Surviving Sections.
6.    WARRANTIES OF SELLERS

6.1
Purchaser and its advisors have conducted a due diligence investigation of the Group Companies between 1 November, 2018 and 18 March 2019, during which Purchaser and its advisors have reviewed the Data Room Documents and had discussions with the Key Persons, Sellers’ Representative, and Sellers’ advisors (with respect to commercial, accounting, financial and legal information or matters relating to the Group Companies), as well as attended management presentations, discussions and site visits (“Due Diligence”).

6.2
Sellers hereby, unless otherwise indicated below, jointly and severally make the following Warranties, all of which are made as of the Signing Date and repeated immediately prior to Completion, unless otherwise indicated.

6.3	Corporate Existence and Power

(a)
The Group Companies are duly incorporated and validly existing under the laws of the jurisdictions in which they were incorporated, and Sellers have the requisite power and authority to enter into and perform this

Agreement and the other Transaction Documents to which they are parties. The certificates of registration and articles of association of each Group Company have been provided to Purchaser.

(b)
None of the Group Companies has filed (or have had filed against them) any petition for their winding-up, are not insolvent within the meaning of applicable laws, rules or regulations or similar requirements, and have not made any assignment in favour of their creditors, nor has any petition for receivership or any administration order been presented in respect of any of the Group Companies. None of the Group Companies has initiated any proceedings with respect to a compromise or arrangement with their creditors or for the dissolution, liquidation or reorganisation of any of the Group Companies or the winding-up or cessation of the Business. No receiver or administrative receiver or liquidator has been appointed in respect of any of the Group Companies or any of their material assets.

(c)
The execution of this Agreement, the Transaction Documents, and any other document or instrument in connection therewith, and the Completion of the Transaction do not result in a breach of applicable laws applicable to any Group Company or of the articles of association of any Group Company or of any agreement to which any Group Company is a party or by which any Group Company is bound.

6.4	Authorisation and non-contravention

(a)	Each Seller, being a legal entity, individually warrants that it is duly incorporated and validly existing under the laws of the jurisdiction of formation set forth in Appendix A.

(b)
Each Seller individually warrants that it has not filed (or has had filed against it) any petition for its winding-up, is not insolvent within the meaning of applicable laws or similar requirements, has not made any assignment in favour of their creditors, nor has any petition for receivership or any administration order been presented in respect of such Seller. No assets of such Seller have been subject to any seizure or other enforcement proceedings by any governmental authority and such Seller has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of such Seller or the winding-up or cessation of the business of such Seller. No receiver or administrative receiver or liquidator has been appointed in respect of Sellers or any of its material assets.

(c)
each Seller warrants individually, that this Agreement and the performance by Sellers of their obligations under it have been duly authorised by all necessary corporate action on the part of such Seller, and this Agreement will, when executed, constitute valid and binding obligations of such Seller in accordance with its terms.

(d)
Each Seller, being a legal entity, individually warrants that the execution and performance by Sellers of this Agreement does not and will not result in a breach of any provision of the articles of association of such Seller.

6.5	Ownership of the Shares and capitalisation of the Group Companies

(a)	Each Seller warrants individually that they own the Shares set out next to the relevant Seller’s name in Appendix A.

(b)	The Shares constitute 95.31 percent of the issued share capital of the Company. All of the Shares are registered with Euroclear Sweden AB.

(c)
The Company has an issued share capital of SEK 81,512,260 divided into 16,302,452 shares. Appendix 6.5(c) sets forth a true and correct copy of the share registry of the Company as of 15 March 2019. The Shares have been duly authorised and validly issued and are fully paid. There are no arrangements or commitments which call for the issue or transfer of any shares, warrants, convertible debentures or other securities of the Company. The Shares are not subject to any Encumbrance.

6.6	Ownership of the Group Companies

(a)	The Subsidiaries are directly 100 percent owned by the Company and the details in Appendix B regarding the shares of the Subsidiaries are correct and all such shares are fully paid.

(b)
There are no arrangements or commitments which call for the issue or transfer of any shares, warrants, convertible debentures or other securities of the Subsidiaries. The Company's shares in the Subsidiaries are not subject to any Encumbrance.

(c)
All share certificates representing the shares of the Subsidiaries are in the possession of the Company or a Group Company (as the case may be) and they are the only share certificates issued in relation to such shares.

6.7	Accounts, accounting records and Statutory Books

(a)
The Accounts give a true and fair view (Sw. rättvisande bild) (as defined in the Swedish Annual Report Act (Sw. Årsredovisningslagen)) of the financial position and the results of the operations of the Group Companies on a consolidated basis and they have been prepared in accordance with the Accounting Principles.

(b)
The accounting records of the Group Companies are up-to-date and contain, in all material respects, complete and accurate details of the business activities of the Group Companies to the extent required by law to be included in such records.

(c)	The Statutory Books of the Group Companies are up-to-date and contain, in all material respects, complete and accurate records of the matters which should be included in such books.

(d)	The Accounting Principles have been applied by the Group Companies for the preparation of the Accounts on a consistent basis during the three (3) financial years preceding the current financial year.

(e)
The Group Companies have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Accounts and current liabilities incurred in the Ordinary Course of Business of the Group Companies since the Accounts Date.

(f)
None of the Group Companies has pledged any assets or has any obligations, commitments or liabilities, liquidated or non-liquidated, contingent or otherwise, whether for Taxes or otherwise, in excess of what is shown in the Accounts.

(g)
All inventory of the Group Companies has been subject to physical stock-taking as at the Accounts Date and adequate reserves have been made in the Accounts for slow moving items, excessive inventory levels and commercial or technical obsolescence in accordance with the Accounting Principles.

(h)	None of the Group Companies has:

(i)	received any unlawful distribution or other unlawful value transfer (Sw. värdeöverföring); or

(ii)
made any forbidden payment to their shareholders or any other person or granted forbidden loans or furnished forbidden securities in contravention of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) or the equivalent legislation in any relevant jurisdiction.

(i)	Adequate provisions for bad debts have been made in the Accounts in accordance with the Accounting Principles.

(j)
Each of the Group Companies is the owner of the assets, tangible and intangible, that are reflected in the Accounts, plus any assets, tangible and intangible, the title to which is acquired since the Accounts Date, and less any assets, tangible and intangible, disposed of since the Accounts Date in accordance with the provisions in clause 6.19, free and clear from any Encumbrance.

(k)
Each of the Group Companies owns or leases all properties and assets, tangible and intangible, necessary for it to carry on the Business as presently conducted and such properties and assets, tangible and intangible, are in good operating condition, ordinary wear and tear excepted, and fully maintained and serviced on a timely basis.

(l)	There are no loans or other financial facilities available to the Group Companies other than as set forth in appendix 6.7(l).

(m)
There is no event which gives, or after notice or lapse of time, or both, would give any third party the right to call for repayment from any of the Group Companies prior to normal maturity of any loan or other financial facility.

6.8	Arrangements between Sellers and the Group Companies

(a)
No agreement or arrangement other than at arm’s length terms between any Seller or an Affiliate to a Seller, on the one hand, and any of the Group Companies, on the other hand, will be outstanding immediately after Completion.

(b)
None of Sellers or any Affiliate of a Seller has any claims of any kind against any of the Group Companies and none of the Group Companies is indebted in any way towards any Sellers or any Affiliate to a Seller.

6.9	Material Agreements

(a)
Other than the Material Agreements, there are no agreements to which any of the Group Companies is a party, receives any benefits or is otherwise bound that are material for the operation of the Business. No Group Company has received or given notice of termination of any Material Agreement and each Material Agreement is in full force and effect, valid and enforceable against each party to it in accordance with its terms. The documentation relating to the Material Agreements is disclosed in the Data Room accurately and fully reflects the contents of the agreements between the relevant parties.

(b)
None of the Group Companies is in any default, nor is to Sellers’ Knowledge any counter party to any of the Material Agreements in default, of any Material Agreement. To Sellers’ Knowledge there are no facts or circumstances that might reasonably be expected to prevent any counter party to any Material Agreement from performing its material obligations under the relevant Material Agreement in compliance with its terms. The completion of the Transaction will not result in the breach of, or constitute a default under, or result in the terminations, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) or amendment of any right of any of the Group Companies under, or a loss of any benefit to which any of the Group Companies is entitled under, or the imposition of any obligation under, or Encumbrance on, any of the Material Agreements.

(c)	No Group Company is:

(i)	a party to any agreement containing provisions for material price re-determination or price revision except for compensation for inflation, movements in exchange rates, and discounts for bulk buying;

(ii)	or has been a party to any agreement or arrangement which is or could be contravening applicable laws; or

(iii)	a party to any agreement containing any terms or conditions not consistent with fair market terms, conditions and prices.

(d)
None of the Group Companies has sold any company, business, shares or properties where there are outstanding obligations or warranty undertakings (express or implied) on the part of any of the Group Companies.

6.10	Intellectual Property Rights

(a)	Appendix 6.10(a) sets out a true and complete list of all:

(i)
patent registrations and patent applications, trademarks, trademark registrations, trademark applications, designs, design registrations, design applications, copyrights (including software and mask works), invention disclosures, know-how and domain names owned by any of the Group Companies; and

(ii)	all material Intellectual Property licensed to any of the Group Companies.

(b)
The owned and licensed Intellectual Property listed in appendix  6.10(a) include all of the material Intellectual Property used in the ordinary conduct of the Business as currently conducted or intended to be conducted and each of the Group Companies is the exclusive owner of, or has valid and enforceable license to use, with full right of disposition, such Intellectual Property and there are no other items of Intellectual Property that are necessary for the ordinary conduct of the Business or for the Business contemplated to be conducted. All Intellectual Property that is not exclusively owned by the Group Companies is indicated along with the name of the co-owner, government entity providing funding, or the licensor.

(c)
The Intellectual Property owned or licensed by the Group Companies are subsisting, valid, enforceable and not withdrawn, cancelled or abandoned and is not subject to any Encumbrances. All application fees and renewal fees for such Intellectual Property have been paid in full and the registrations and applications are in all other respects being maintained and asserted. None of the Group Companies is in violation of any license for Intellectual Property licensed by any of the Group Companies.

(d)
There is no infringement, misuse or other violation by any third party of any Intellectual Property that are owned by or licensed to the Group Companies, and no Group Company has made or intends to make any claim, whether for infringement, damages or otherwise, against any third party regarding the use of Intellectual Property.

(e)
There has been no, and there is no, infringement, misuse or other violation by any Group Company of any Intellectual Property of any third party, and there has been no, and there are no litigation, proceedings, claims or actions pending or, to Sellers’ Knowledge, threatened against any Group Company relating to Intellectual Property of any third party which relates to the operation of the Business as formerly or currently conducted or as contemplated to be conducted or the use of Intellectual Property by any Group Company.

(f)
None of the Intellectual Property owned or used by any Group Company has been, is or is expected to become, subject to any outstanding consents, settlements or judgments restricting the use of such Intellectual Property or adversely affecting the commercial value of such Intellectual Property, or any of the Group Companies' right to such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property and none of the Group Companies has granted, or is obliged to grant, any licence, assignment or other right in respect of any Intellectual Property, or is obliged to disclose any Intellectual Property to any person.

(g)
The completion of the Transaction will not cause any impairment of any Intellectual Property, or any termination of any license agreement for Intellectual Property used in the Business, or otherwise effect any change in such agreement adverse to Purchaser or any of the Group Companies. All applications with pending office actions are listed in appendix 6.10(a). No Intellectual Property rights will be lost due to any bar dates or disclosures of new products necessitating imminent patent filings within three (3) months following the execution of the Agreement.

(h)
All employees and consultants who contributed to the discovery or development of any of the Intellectual Property owned by any of the Group Companies have fully and finally (without any compensation remaining to be paid) assigned all rights to such Intellectual Property to the respective Group Company and the assignments are recorded with the proper government entity.

6.11	Insurance

(a)
All material insurance policies in respect of the Group Companies have been disclosed to Purchaser in the Data Room and all such policies are in full force and effect until the Completion Date and are listed in appendix 6.11(a).

(b)
No claims have been made during the last three (3) years, no claim is outstanding and no fact or circumstance exists which may give rise to a claim under any of the Group Companies' insurance policies.

(c)
The Group Companies are in compliance with all terms and conditions contained in the insurance policies and nothing has been done or omitted to be done which would make any policy or insurance void or voidable or which could result in a reduction of the compensation payable under any policy.

6.12	Employment, pension agreements and labour matters

(a)
As of the Signing Date, none of the Key Persons have given or received notice of termination of his employment or engagement with the Company, and no such Key Person has, to Sellers’ Knowledge, any current intention of giving such notice.

(b)	No employee of any of the Group Companies is entitled to severance pay or similar termination payments or indemnities in excess of six months of salary.

(c)
As of the Signing Date, there are no, and have not been during the last two years, disputes between any of the Group Companies and any of its employees, and there are no unresolved labour union grievances, unfair labour practices or labour arbitration proceedings pending or, to Sellers’ Knowledge, threatened relating to any of the Group Companies.

(d)
Each Group Company has complied with mandatory employment laws and from time to time applicable collective bargaining agreements relating to the employment of labour, including any provisions relating to wages, holiday pay, hours, collective bargaining, the payment of social security and similar Taxes, other payments, equal employment opportunity, employment discrimination and employment safety, and no Group Company has received notice of any claim in relation any of such things.

(e)
Each Group Company has complied with, and fulfilled, all its obligations under, all pension arrangements by which the Group Companies are bound, whether pursuant to collective bargaining agreements, individual agreements or otherwise.

(f)
No employee or director of any Group Company will be entitled to any termination payment, bonus or similar benefit (monetary or non-monetary) payable by any Group Company as a result of the Transaction.

(g)
None of the Group Companies is liable to make any outstanding payment to an employee, director or former employee by way of damages or compensation for loss of office or employment, redundancy or unfair or wrongful dismissal, or pursuant to any agreement on termination of employment, early retirement or any other agreement.

(h)	There are no consultants that have performed or are performing services to any Group Company that under any applicable law could be deemed to be an employee of a Group Company.

6.13	IT and data protection

(a)
Each of the Group Companies has sufficient rights, either by ownership or under valid and enforceable licenses on market terms as per execution of the relevant agreement(s), to use all of the software and hardware currently used in the Business.

(b)
Sellers nor any of the Group Companies has received any notice that any of the Group Companies are in default under any provision of any of the agreements which are necessary for the Group Companies' use of the network or the software used in the Business or maintenance of it, and none of the Group Companies has received or given notice of termination of any such agreement.

(c)
The Group Companies independently control the operation of the network and the software used in the Business as well as the storage, handling and access to all data contained therein. The Group Companies have sufficient back-up-procedures and contingency plans in place for proper protection against loss of data.

(d)
The Group Companies have not developed or modified any software used in their Business that is licensed according to license terms which allow users to copy, distribute, and/or modify the software, and which require any modifications and/or source code of the software to be made publicly available, so-called open source.

Appendix 6.13(d) sets out a true and complete list of all software and the license type that is freeware or that is subject to an open source or general public license.

(e)	The Group Companies:

(i)	comply with and conduct their Business in accordance with applicable data protection and privacy legislation and regulation; and

(ii)	have taken all reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential and personal information.

6.14	Real property
The Group Companies do not own, and have not owned, any real properties.

6.15	Properties

(a)
Appendix 6.15(a) contains a complete and accurate list of all lease agreements for all properties leased by any of the Group Companies, and there are no lease agreements for real properties used in the Business of any of the Group Companies other than those listed therein. No Group Company has received or given notice of termination of any lease agreements for real properties that is material to the Business of the relevant Group Company.

(b)
All premises are being leased by the Group Companies under valid and enforceable leases, subject only to such Encumbrances which may follow from law and there is no default or event which after notice or lapse of time, or both, would constitute a default by any party under any lease agreement.

6.16	Taxes

(a)
All Tax returns and Tax reports required to be filed by any Group Company have been duly and timely filed with the appropriate tax authority and such filings are in all material respects true, correct and complete and all information required for a correct assessment of Tax has been provided.

(b)
All Tax that has become due by any Group Company has been timely and fully paid to the relevant tax authority, or will be fully reserved for in the Accounts, and all Tax not due by any Group Company has been fully reserved for in the Accounts, and the Group Companies will not be liable for any additional Tax pertaining to the period before the Completion Date.

(c)
To the extent applicable, all Tax returns of the Group Companies have been assessed and approved by the appropriate tax authority through the tax years up to and including the years for which such assessment and approval is required.

(d)
There are no tax audits (Sw. skatterevision), disputes or litigation currently pending with respect to the Group Companies, and there is no basis for assessment of any deficiency in any Tax against any of the Group Companies which have not been paid or fully provided for in the Accounts.

(e)	To Sellers’ Knowledge, no Group Company has been involved in any transactions that could be considered as tax avoidance.

(f)
All transactions and agreements entered into by any of the Group Companies with any other Group Company or Sellers or Sellers' Affiliate have in all material respects been made in accordance with applicable laws regarding transfer pricing and on terms and conditions which do not in any way deviate from what would have been agreed between independent parties (i.e. on an arm's length basis).

6.17	Compliance with law and permits

(a)
Each Group Company is, and has during the past three (3) years been, in all material respects in compliance with applicable laws and regulations, including (i) terms and conditions in any material permit, approval or authorization granted to the Group Companies, (ii) anti-corruption laws and regulations, including the Foreign Corrupt Practices Act of 1977 (FCPA), and (iii) import, export and other trade compliance laws and regulations.

(b)
Each Group Company has obtained all material licenses (including import and export licenses), permits and authorizations necessary for the Group Companies to carry on the Business as conducted at the Signing Date.

(c)
No Group Company has received notice from any authority that a Group Company is in violation of any laws of regulations or any permit, approval or authorization, or that any authority is intending to revoke, suspend, vary of limit any permit, approval or authorization or that any amendment to any permit, approval or authorization is required to enable the continued operation of the Business, and to Sellers’ Knowledge, no such notice is threatened or expected.

6.18	Litigation

(a)
Except as set forth on appendix 6.18(a), the Group Companies are as of the Signing Date not engaged in any pending or threatened litigation or arbitration proceedings whether as plaintiffs, defendants or otherwise.

(b)
As of the Signing Date, no investigation or enquiry is being or has been conducted by any governmental authority in respect of the affairs of any of the Group Companies, and to Sellers’ Knowledge no such investigation is pending or threatened or expected.

6.19	Absence of certain events
During the period between the Accounts Date and the Signing Date:

(a)	the Business has been carried on in the Ordinary Course;

(b)	no dividends or other distributions have been declared, paid or made by any of the Group Companies to any Seller or Seller's Affiliate;

(c)	none of the Group Companies has sold, pledged or otherwise encumbered, any material asset, other than in the Ordinary Course of Business;

(d)	none of the Group Companies has borrowed any additional funds exceeding EUR 100,000 from banks or other external sources;

(e)	none of the Group Companies has repaid any of their loans existing as at the Accounts Date, other than as required in the agreements governing such loans or in the Ordinary Course of Business; and

(f)	none of the Group Companies has entered into an agreement or arrangement to do any of the foregoing.

6.20	Condition of the Assets
The buildings, plants, structures, furniture, fixtures, machinery, equipment and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's business after Completion in substantially the same manner as conducted prior to the Completion and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

6.21	Information

(a)	The Data Room Documents have been compiled in good faith with a view to create in all material respects a true and fair view of the Group Companies.

(b)
All information provided during Due Diligence is in all material respects true and correct and no such information contains any untrue statement of a relevant fact or omits to state a relevant fact necessary not to make the statements contained in the document misleading.

(c)
There are no material facts or circumstances relating to the affairs of any of the Group Companies which have not been disclosed to Purchaser and which, if disclosed, might reasonably have been expected to influence the decision of a prudent purchaser to purchase the Shares on the terms of this Agreement.

6.22	Intermediaries
Except as set forth on appendix 6.22, no broker, finder, advisor or intermediary will be entitled to any fee, commission or other payment of any nature from any Group Company in connection with the Transaction or the completion of it.
7.    Purchaser warranties
Purchaser makes the following warranties (Sw. garantier) to Sellers, all of which are made as of the Signing Date and as of the Completion Date.

7.1	Corporate existence and power

(a)
Purchaser is duly incorporated and validly existing under the laws of the jurisdiction in which Purchaser was incorporated, as well as duly qualified to conduct business as conducted as at the Signing Date and has the requisite power and authority, and the necessary funds, to enter into and perform this Agreement and any other undertaking to be executed by Purchaser pursuant to this Agreement.

(b)
Purchaser has not filed (or has had filed against it) any petition for its winding up, is not insolvent within the meaning of applicable laws, rules or regulations or similar requirements, and has not made any assignment in favour of its creditors or any class of them, nor has any petition for receivership or any administration order been presented in respect of Purchaser. Purchaser has not initiated any proceedings for a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of Purchaser or the winding-up or cessation of the business of Purchaser. No receiver or administrative receiver or liquidator has been appointed in respect of Purchaser or any of its material assets and no execution have been levied upon any of its material assets.

7.2	Corporate authorisation and non-contravention
This Agreement and any other documents or instruments to be executed by Purchaser pursuant to this Agreement and the performance by Purchaser of its obligations under them, have been duly authorised by all necessary corporate action on the part of Purchaser, and this Agreement, and any other documents or instruments to be executed by Purchaser pursuant to this Agreement, will, when executed, constitute valid and binding obligations of Purchaser in accordance with their respective terms.
8.    COVENANTS

8.1	Competition Authority Filing

(a)	Purchaser shall (at its own cost), as promptly as possible, prepare and file the notification of the Transaction to the German competition authority (De. Bundeskartellamt).

(b)
Sellers shall (at its own cost), as promptly as possible, furnish all information and assistance to Purchaser that is necessary in connection with Purchaser’s filing with the German competition authority (De. Bundeskartellamt).

(c)
Each Party shall cooperate fully with the other Parties and shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Purchaser or any of its Affiliates to agree to (i) sell, hold, divest, or limit any assets, businesses or interests of

Purchaser, the Group Companies or any of their respective Affiliates or (ii) make any material conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests.

8.2	Discharge of Director Liability
Subject to there being no opposition from respective auditors of the Group Companies, at the next annual shareholders' meeting of each of the Group Companies, Purchaser undertakes to procure that those board members of the Group Companies who have resigned on or before the Completion Date are granted discharge from liability for their administration until the Completion Date (or the earlier date of their resignation).

8.3	Conduct of Business

(a)
Between the Signing Date and Completion, Sellers shall procure that the Group Companies' Business is carried out in the Ordinary Course of Business and consistent with past practice with a view to maintaining it as a going concern and, except with the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, shall procure that:

(i)	no dividends or other distributions are declared, paid or made by any of the Group Companies to any Seller or Seller's Affiliate;

(ii)	none of the Group Companies sell, pledge or otherwise encumber any material asset;

(iii)	none of the Group Companies borrows any additional funds from banks or other external sources;

(iv)	none of the Group Companies repays any of their loans existing as at the Accounts Date, other than as required in the agreements governing such loans or in the Ordinary Course of Business;

(v)	no changes are made to the share capital or the articles of association of the Group Companies;

(vi)
no changes of accounting methods, principles, practices, Working Capital principles or practices are made, including any agreement to defer any payments to creditors beyond the agreed date of payment and amendments of any principles for debt collection to the effect that payments from debtors are accelerated;

(vii)	there is no termination, cancellation or rescindment or material amendment or extension of any of the Material Agreements;

(viii)	there is no borrowing of any funds from banks or other external sources except for use of existing facilities in the Ordinary Course of Business;

(ix)	there is no repayment of any of its loans existing as at the Signing Date, other than as required in the agreements governing such loans or pursuant to this Agreement; and

(x)	none of the Group Companies enters into an agreement or arrangement to do any of the foregoing.

(b)	Clause 8.3(a) shall not operate as to restrict or prevent any matter undertaken at the written request or with the written consent of Purchaser.

8.4	Repayment of the Visuray Loan
In the event that the Visuray Loan is not repaid by Visuray to the Company on or before Completion, the Sellers shall cause Black Horse Holdings Ltd. (“Blackhorse”) to, by a separate agreement with the Company, pursuant to which (a) Blackhorse will purchase the Visuray Loan at Completion for the nominal value plus accrued interest and (b) the Company shall assign its rights under the Visuray Loan to Blackhorse.

8.5	Pre-Completion Undertaking
Sellers shall cause the board of directors of the Company to give the shareholders of the Company notice of a shareholders’ meeting to be held on the Completion Date. Prior to the notice of the meeting Purchaser shall inform Sellers Representative of the names of the new board members to be appointed to the board of the Company.

8.6	Access and Assistance

(a)
Subject to Applicable Laws, during the period between the Signing Date and the Completion Date, Sellers shall furnish, or cause to be furnished, to Purchaser, its affiliates and accountants, counsel and other representatives access to such information, personnel and assistance relating to the Group Companies (and the directors and employees of each Group Company shall be instructed to give all such information and explanations as Purchaser or any person acting on Purchaser's behalf may request) as may be reasonably necessary for Purchaser and its affiliates' preparation for Completion.

(b)
After the Completion, upon reasonable notice, Sellers shall furnish, or cause to be furnished, to Purchaser, its affiliates and accountants, counsel and other representatives access to such information, personnel and assistance relating to Sellers or their Affiliates as may be reasonably necessary for Purchaser and its Affiliates' financial reporting and accounting matters, or the defence or prosecution thereof, or response required under or pursuant to, any lawsuit, action or proceeding or for the purposes of enabling Purchaser to assess or determine any amount under clause 3.

8.7	Non Solicitation and Non-Competition

(a)
For the purpose of assuring to Purchaser the full benefit of the Group Companies and in consideration of Purchaser agreeing to purchase the Shares on the terms of this Agreement, Sellers covenants and undertakes, severally but not jointly, that they shall not, and shall procure that all persons within any Seller or Seller's Affiliate shall not, without the prior written consent of Purchaser, whether directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as principal, agent, director, officer, shareholder, debenture holder, partner, joint venture, consultant or otherwise:

(i)
for a period of two (2) years immediately following the Completion Date solicit or endeavour to entice away from the Group Companies any persons employed at the Signing Date and/or at the Completion Date whether as employee or as consultant nor employ any such person during such period, save that this undertaking shall not apply to any recruitment as a result of a bona fide general solicitation activity; and

(ii)
for a period of two (2) years immediately after Completion, directly or indirectly conduct or otherwise be engaged or invest in any business which, directly or indirectly, competes with the Business or otherwise make use of any technology and/or know-how used, or intended to be used, in the Business at the Completion Date in a way which, directly or indirectly, competes with the Business (shall not be interpreted as precluding any Seller from, directly or indirectly, holding up to 10 percent of shares in any company listed or traded on any securities exchange or a non-listed company where such holding is a passive ownership/financial investment).

(b)
If Sellers or any person within any Seller or Seller's Affiliate breaches any of the provisions in clause 8.7(a), Purchaser shall notify Sellers in writing of the breach and if Sellers have not have remedied the breach, or procured that the relevant Person within the any Seller or Seller's Affiliate has remedied the breach, within 30 days after receipt of such notification, Sellers shall, at Purchaser's request, pay liquidated damages in an amount equal to EUR 200,000 per breach, or, if a breach is on-going, the same amount for each week as the breach continues. If the actual damages are higher than the liquidated damages set out in this clause 8.7(b), Purchaser shall be entitled to claim damages corresponding to the actual damage (less the liquidated damages). The payment of liquidated damages or other damages does not affect the rights of Purchaser to take other action in relation to a breach of clause 8.7(a).

(c)
Notwithstanding the undertaking in clauses 8.7(a)(ii)and 8.7(b) above, the Parties recognise and approve, that a consultant of the Company, Tancredi Botti, currently employed on a short contract by the Company, shall upon the expiration of the contract, assume employment with Visuray and furthermore that Alex Stewart, also consultant of the Company, may continue to serve Visuray although he may be employed by the Company following the signing of this Agreement upon terms acceptable to both Visuray and the Company. Furthermore, Visuray shall be entitled to employ all employees or consultants whose agreements with the Company are terminated by the Company.

8.8	Further Assurances
Subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws to complete the Transaction, including without limitation executing and delivering such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to complete or implement expeditiously or gain necessary approvals for the Transaction.
9.    INDEMNIFICATION

9.1	Purchaser Indemnification

(a)
Subject to the other terms and conditions of this clause 9, Sellers shall jointly and severally indemnify each of Purchaser, Parent and their Affiliates (including the Company) and their respective representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of:

(i)
any inaccuracy in or breach of any of the warranties contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Completion Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(ii)	any breach or non-fulfilment of any Covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement;

(iii)	any Transaction Expenses outstanding as of Completion to the extent not deducted from the Consideration in accordance with clause 3.3(b); or
Notwithstanding the foregoing, where indemnification cannot be satisfied pursuant to clauses 9.3(f)(i) or 9.3(f)(ii), Sellers shall indemnify the Purchaser Indemnitees severally and not jointly, except in the case of a breach of the warranties contained in clauses 6.3 and 6.6, in which case Sellers shall jointly and severally indemnify the Purchaser Indemnitees regardless of whether a claim can be satisfied pursuant to clauses 9.3(f)(i) or 9.3(f)(ii).

(b)
It is specifically agreed that the Sellers’ liability in relation to the Purchaser is exclusively governed by this Agreement and thus no remedy whatsoever under the Sale of Goods Act (Sw. Köplagen (1990:931)) or under any other statute, law or legal principle, including (but not limited to) the right to rescind this Agreement, shall be available to the Purchaser.

(c)	It is also specifically agreed that the Sellers shall not be liable for any Claim relating to write-down of the book value resulting from the sale of the Visuray Shares.

9.2	Seller Indemnification

(a)
Subject to the other terms and conditions of this clause 9, Purchaser shall indemnify and defend each Seller and their Affiliates and their respective representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(i)
any inaccuracy in or breach of any of the warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Completion Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(ii)	any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Purchaser or Parent pursuant to this Agreement.

9.3	Limitations of Indemnification
Sellers’ liability to indemnify the Purchaser Indemnities and Purchaser’s liability to indemnify the Seller Indemnitees are subject to the following limitations:

(a)
If the Purchaser or, following Completion, any Group Company becomes aware of any matter or circumstance which give rise to a Claim against the Sellers under this Agreement, the Purchaser shall within 40 Business Days from the date when the Purchaser or the relevant Group Company became aware, or reasonably should have become aware of the circumstances giving rise to the Claim give notice in writing to the Sellers. The written notice shall specify the legal and factual basis of the Claim and the evidence on which the Purchaser relies and, if practicable, an estimate of the amount of losses which are, or are to be, subject of the Claim (including any losses which are contingent on the occurrence of any future event). Should Purchaser notify later than as required by this clause 9.3(a), this shall not operate to restrict Purchaser from presenting a Claim, but Sellers shall not be liable for any additional Loss attributable to the fact that the notice was sent out later than as stipulated in this clause 9.3(a).

(b)
No Claim for a breach of representations and warranties shall entitle an Indemnified Party to indemnification unless notice in writing of any such Claim, accompanied by reasonable particulars of the Claim specifying the nature of the Claim and, as far as reasonably practicable, an estimation of the amount of the Claim, has been given to Indemnifying Party:

(i)
in relation to Warranties relating to Taxes, within three (3) months from the date when the Taxes in question have been subject to a final and non-appealable decision by the relevant tax authority/court; or

(ii)	in relation to Fundamental Warranties no later than on the tenth anniversary of the Completion Date; and

(iii)	in relation to any other warranties, within twenty-four (24) months after the Completion Date.

(c)	Liability in respect of a Loss shall survive the time at which liability would otherwise terminate pursuant to clause 9.3(a) if notice of the Claim was delivered prior to such time.

(d)
if the Indemnified Party has notified the Indemnifying Party of a Claim pursuant to clause 9.3(a), and the Indemnifying Party does not dispute such Claim (or does not reserve the right to dispute the Claim if and when it receives further details on the Claim) by delivering a written notice to the Indemnified Party, accompanied by reasonable particulars of the Claim specifying the Indemnified Party’s rationale for disputing the Claim, within 60 days following receipt by the Indemnifying Party of such notice in accordance with this Agreement, the Indemnifying Party shall be deemed to have finally and irrevocably accepted the Claim as well as the Indemnified Party’s calculation of the amount of the Claim.

(e)	The Indemnified Party shall be entitled to indemnification in relation to a Claim for breach of any of the Business Warranties once such Claim meets the following requirements:

(i)	in respect of individual Claims (or series of Claims arising from substantially identical facts and circumstances) for Loss that is equal to or exceeds an amount in EUR corresponding to 50,000; and

(ii)
only the aggregate amount of the Loss recoverable under such Claims is equal to or exceeds an amount in EUR corresponding to 400,000, but if such Losses exceed the said amount the Indemnified Party shall be compensated for the full amount of the Claim.

(f)
Sellers’ total liability to the Purchaser Indemnitees for a Loss under this Agreement, other than a Loss due to a breach of the Fundamental Warranties (which shall not exceed the total Consideration received by the Sellers), fraud or wilful misconduct, shall not exceed EUR 16,000,000. Claims for indemnification will be satisfied as follows:

(i)
From the Completion Date up until the first anniversary of the Completion Date, Purchaser is entitled to make a pro rata reduction (in relation to each Sellers’ share of the total Stock Based Consideration) of each Sellers’ share of the Stock Based Consideration with an amount corresponding to the Loss suffered by the Purchaser Indemnitees; and

(ii)
From the Completion Date up until the second anniversary of the Completion Date, Purchaser is entitled to coverage from the Insurer under the R&W Policy for any Loss. The premium for the R&W Policy shall be paid by Sellers at Completion and the R&W Policy shall not exceed EUR 8,000,000.

Purchaser shall first seek compensation in the reduction of the Stock Based Compensation in accordance with clause 9.3(f)(i) above, and secondly seek compensation from the Insurer under the R&W Insurance in accordance with clause 9.3(f)(ii) above. For the avoidance of doubt, the above limitation on liability shall not apply with respect to any breach of the Fundamental Warranties (which shall not exceed the total Consideration received by the Sellers) or in the case of fraud or wilful misconduct by Sellers.

(g)
Purchaser’s total liability to the Seller Indemnitees for a Loss under this Agreement, other than a Loss due to a breach of the Fundamental Warranties (which shall not exceed the total Consideration received by the Sellers), fraud or wilful misconduct, shall not exceed EUR 10,000,000.

(h)
For purposes of this clause 9, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty.

(i)	Purchaser shall not be entitled to make a Claim for breach of the Business Warranties to the extent:`

(i)	such Claim is based on facts or circumstances which have been fairly and specifically disclosed in the Data Room Documents in an orderly and discernible manner so that a prudent purchaser could:

(A)	understand the content and impact of such disclosure; and

(B)	to identify the facts or circumstances causing the Loss and to evaluate the extent of the Loss;

(ii)	a full specific provision or allowance for the matter of the Loss, has been made for such matter in the Accounts or the Completion Statements; or

(iii)
such Claim occurs as a result of the passing of any legislation not in force at the Completion Date, or which takes effect retroactively, or occurs as a result of any increase in the tax rate in force on the Completion.

9.4	Other limitations of indemnification

(a)	If any Loss is a tax deductible item, or relates to an untaxed reserve, Sellers’ indemnification for such Loss shall be reduced by the actual tax savings actually made by that Group Company.

(b)	Purchaser shall take reasonable actions to mitigate any indemnifiable Loss in respect of which a Claim for breach of the Warranties could be made under this Agreement.

10.    SPECIFIC INDEMNITY BY THE SELLERS

10.1	The Sellers shall indemnify, defend and hold harmless the Purchaser from and against any Loss as a result of

(a)	Spencer Gunn’s and Innovative Pivotal Application Ltd's relationship with any of the Group Companies prior to the Closing Date, and

(b)	the dispute involving Madame Bouquet, Space Dental, and Oy Ajat Ltd. related to an Oy Ajat Ltd. product sold by Space Dental in France to the extent not already included in Debt.

10.2	Except for the limitations set forth in clause 9.3(f) the limitations set forth in clause 9.3 shall not apply to indemnifications under this clause 10.
11.    Third Party Claims and Recovery

11.1
In case Purchaser after the Completion Date becomes aware of any Third Party Claim for which Sellers may be liable, Purchaser shall, in order to preserve its right to bring a Claim against Sellers, either itself, or shall procure that the relevant Group Company shall:

(a)	as soon as reasonably practicable, but in no event later than 40 Business Days after Purchaser became aware of the Third Party Claim, give notice of it in writing to Sellers; and

(b)	not make any admission of liability and not agree to settle or compromise with any person, body or authority in relation to it, without obtaining the prior written consent of Sellers.

11.2
Should Purchaser notify later than as required by clause 11.1, this shall not operate to restrict Purchaser from presenting a Claim, but Sellers shall not be liable for any additional Loss attributable to the fact that the notice was sent out later than as stipulated in clause 11.1.

11.3
Provided that Sellers has confirmed to Purchaser, in writing within 10 Business Days after Purchaser gave notice of the Third Party Claim pursuant to clause 11.1, that the Third Party Claim constitutes a breach of this Agreement for which Sellers is liable to indemnify Purchaser in full, Sellers shall be entitled, at its own cost and expense, and after proper notification to Purchaser to assume the defence of any Third Party Claim and take such actions as it deems necessary in the name of any Group Company. Sellers shall diligently conduct the defence of the Third Party Claim and when defending a claim Sellers shall take due consideration to the relevant Group Company's commercial interest in particular if the third party is a customer of or supplier to a Group Company. In such event, Purchaser shall give, and/or ensure that the relevant Group Company will give, to Sellers all authorisations and all assistance necessary to enable Sellers to dispute and defend any such claim.

11.4
If Purchaser has been indemnified in full by Sellers as a complete settlement of a Claim, and Purchaser or a Group Company subsequently has the right to recover any amount in respect of the claim from any third party, then such right shall, on request by Sellers and to the extent permissible under applicable laws and always subject to the commercial interests of Purchaser and the Group Companies as deemed by Purchaser, be assigned to Sellers, or as applicable, any amount received from such third party shall be paid to Sellers (less any reasonable cost incurred in such recovery).

11.5	This clause 11 shall in no way restrict Purchaser when seeking to fulfil its obligations pursuant to clause 9.4(b).
12.    SETTLEMENT OF CLAIMS

12.1	Payment

(a)
If Purchaser has asserted a Claim pursuant to clause 9 by delivering a written notice to Sellers, and Sellers have not disputed the Claim in accordance with clause 9.3(d), Purchaser shall make a pro rata reduction (in relation to each Sellers’ share of the total Stock Based Consideration) of each Sellers’ share of the Stock Based Consideration, in an amount corresponding to the amount of such Claim and shall provide Sellers’ Representative with notice of such reduction.

(b)
If Seller has asserted a Claim pursuant to clause 10 by delivering a written notice to Purchaser and Purchaser has not disputed the Claim in accordance with clause 10.3(c), Purchaser shall deposit the amount of such Claim into the Transaction Account and instruct the Bank to distribute the amount of such Claim to Sellers within seven Business Days.

(c)
If clause 9.3(f)(ii) is applicable, Purchaser and Sellers shall within three (3) Business Days following the Adjustment Date jointly instruct the Insurer to pay the amount of such adjustment to Purchaser.

12.2	No double recovery
Any payment made in respect of any Claim shall satisfy and discharge any other Claim which is capable of being made against the Sellers in respect of the same matter, but only to the extent of the payment made.

12.3	Disputes
Except in respect of a dispute in relation to the Completion Statements which shall be finally resolved and determined in accordance with the procedures in clause 3.5, if any dispute regarding a breach of this Agreement arises, such dispute shall be finally resolved and determined by arbitration pursuant to clause 22.
13.    CONFIDENTIALITY

13.1	Each Party undertakes not to use or disclose any Confidential Information relating to the other Party unless:

(a)	required to do so by law or pursuant to any order of court or other competent authority or tribunal;

(b)	required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place;

(c)	such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld or delayed); or

(d)
to its professional advisers who are bound to such party by a duty of confidence which applies to any information disclosed. If a Party becomes required, in circumstances contemplated by clause 13.1(a) or 13.1(b) to disclose any information, the disclosing Party shall, to the extent lawful, use its reasonable endeavours to consult with the other Party prior to any such disclosure.

13.2
If this Agreement is terminated, irrespective of the cause of such termination, Purchaser shall, and shall procure that its advisors shall, upon a request in writing from Sellers, return or destroy any document containing Confidential Information, and any copy of it. Notwithstanding the above, Purchaser shall be entitled to retain one copy solely for archival purposes and Purchaser's advisors shall be entitled to retain copies to the extent required by applicable law.

14.	ANNOUNCEMENTS
All press releases, public announcements and public relations activities by the Parties with regard to this Agreement or the transaction contemplated by it shall be mutually approved by the Parties in advance of such release or announcement. A Party shall, however, not be prevented from disclosing such information which is required under applicable law or stock exchange regulations provided that (unless such consultation is prohibited) such disclosure occurs after consultation as to timing and content of such disclosure with the other Party.

15.	SELLERS' REPRESENTATIVE

15.1
Each Seller hereby unconditionally and irrevocably appoints the Sellers’ Representative as its representative in respect of all matters relating to the Transaction Documents and otherwise in relation to the Transactions. The Sellers’ Representative is thereby, as of the Signing Date, duly authorized by each Seller, on its behalf, to inter alia:

(a)	receive, deliver, order or make any payment relating to the Transaction Documents or any other agreement or document relating to the Transactions;

(b)	enter into any Transaction Documents or any other agreement or document relating to the Transactions;

(c)	deliver and accept receipt of any notice, request, or other communication relating to the Transaction Documents or any other agreement or document relating to the Transactions;

(d)	agree to amend the Transaction Documents or any other agreement or document relating to the Transactions;

(e)
assert, negotiate, enter into settlements, consent or agree to arbitration and comply with any orders of courts or awards of arbitrators with respect to any claim under the Transaction Documents (including with any third parties with respect to any Third Party Claims and Recovery as contemplated in clause 11 or any other agreement or document relating to the Transactions; and

(f)
take all actions necessary or appropriate, in the sole judgement of the Sellers’ Representative, for the accomplishment of any of the foregoing or otherwise to represent each Seller in any other matter under the Transaction Documents or otherwise in relation hereto.

16.	COSTS AND EXPENSES
Each Party shall bear its own costs, charges and expenses incurred in relation to the preparation, negotiation, execution and implementation of this Agreement.

17.	ENTIRE AGREEMENT
This Agreement, together with the other Transaction Documents, represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements with respect to the subject matter hereof.

18.	AMENDMENTS AND WAIVERS
This Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination, modification or waiver of any provision, term or condition of this Agreement shall be binding on the Parties, unless it is made in writing.

19.	NOTICES

19.1
All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

(a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Sweden, or the fifth Business Day, if posted to or from a place outside Sweden;

(b)	delivered by hand, on the day of delivery;

(c)	delivered by fax, on the day of dispatch if supported by a written confirmation from the sender's fax machine that the message has been properly transmitted;

(d)	if delivered by e-mail, upon confirmation by the receiving Party.

19.2
All such notices and communications shall be addressed as set out below or to such other addresses as a party may notify to the others for this purpose in accordance with this clause 19. Notice of any change shall be effective five (5) Business Days after the date on which it is deemed to have been given in accordance with this clause 19, or such later date as may be specified in the notice.

Sellers:
For the attention of:	Jean-Philippe Flament
Address:	8 Boulevard Rainier III, MC 98000, Monaco
Email:	jp.flament@jflament.com

With a copy to:	Hannes Snellman Attorneys Ltd
For the attention of:	Richard Åkerman
Address:	Kungsträdgårdsgatan 20, P.O. Box 7801, SE-103 96 Stockholm Sweden
Email:	richard.akerman@hannessnellman.com

Purchaser:	Varex Imaging Corporation
For the attention of:	Vice President - Business Development
Address:	1678 South Pioneer Road, Salt Lake City, Utah 84104
Email:	matthew.lowell@vareximaging.com

With a copy to:	Advokatfirma DLA Piper Sweden KB
For the attention of:	Emma Norburg
Address:	Kungsgatan 9, P.O. Box 7315, SE-103 90 Stockholm Sweden
Email:	emma.norburg@dlapiper.com

19.3	For the purposes of this Agreement, “writing” or “written” shall not include e-mails (except for as explicitly expressed above).

20.	ASSIGNMENTS
No person may assign, delegate, sub-contract, or otherwise transfer or pledge or grant any other security interest in or over any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Purchaser may transfer or assign, in whole or in part, its rights and/or obligations under this Agreement to any company directly or indirectly controlling, controlled by or under common control of Purchaser.

21.	PARTIAL INVALIDITY
If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the remaining provisions of this Agreement shall continue in full force and effect. The Parties shall seek to amend such void, invalid or unenforceable provisions and thereby this Agreement in order to give effect to, so far as is possible, the spirit of this Agreement and to achieve the purposes intended by the Parties.

22.	GOVERNING LAW AND DISPUTES

22.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Sweden.

22.2
Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity of it, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (“SCC”). The Rules for Expedited Arbitrations shall apply, unless the SCC in its discretion determines, taking into account the complexity of the case, the amount in dispute and other circumstances, that the Arbitration Rules shall apply. In the latter case, the SCC shall also decide whether the Arbitral Tribunal shall be composed of one (1) or three (3) arbitrators.

22.3	The place of arbitration shall be Stockholm.

22.4	The language to be used in the arbitral proceedings shall be English.

22.5
The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of all Parties.

______________________________
(Signature pages follow

EXECUTION PAGES

This Agreement has been duly executed as of the date first written above in two original copies, of which Purchaser and Sellers have each taken one copy. This Agreement may be executed in counterparts.
SELLERS:

Bernard Invest and Finance Holding SAL /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Black Horse Holdings Ltd /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament
Matrix Technologies Holding GmbH /s/ Marc Sperschneider Marc Sperschneider	Oro Management Ltd /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney
Whitehorse Investing Ltd /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Dorsay Finance Corp /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney
Alta Invest SA /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Jean-Philippe S. Flament /s/ Jean-Philippe S. Flament
Franck Biancheri /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Thor Kristian Haugnaess /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney
Roy Mosvold /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Innovative Pivotal Applications Ltd /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney

Praline Consulting Corp /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	TONGA INVEST AS /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney
John Bruce /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Christer Ullberg /s/ Christer Ullberg
Jouni Pyyhtia /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Mattias Urech /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney
Niclas Weber /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	York Haemisch /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney
Rasmus Ljungwe /s/ Rasmus Ljungwe	Hamdan Amin /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney
Tuomas Pantsar /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Per Ullberg /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney
Atukem Nabina /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Susan Kings /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney
Roland Neal /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Isak Larsson /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney

Samuel Arcini /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Pasi Laukka /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney
Charlotte Eriksson /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney	Johan Rydberg /s/ Jean-Philippe S. Flament Jean-Philippe S. Flament by power of attorney

PURCHASER: VAREX IMAGING INVESTMENTS B.V /s/ Clarence R. Verhoef By: Clarence R Verhoef Title: Director	PARENT: VAREX IMAGING CORPORATION /s/Sunny S. Sanyal By: Sunny S. Sanyal Title: President and Chief Executive Officer